Exhibit 99.1

Hot Topic, Inc. Reports Second Quarter Comp Sales up 3.9%

Increases 2nd quarter guidance and issues 3rd and 4th quarter guidance

CITY OF INDUSTRY, Calif.--(BUSINESS WIRE)--August 1, 2012--Hot Topic, Inc. (NASDAQ Global Select Market: HOTT) today announced the sales results for its second fiscal quarter (13 weeks ended July 28, 2012). A summary of the sales results by division (including Internet) is as follows:

	Comparable Sales % Change *		Net Sales
	This Year	Last Year	$ Millions	% Change To Last Year
SECOND QUARTER:
Hot Topic	3.9%	1.7%	$114.1	1.7%

Torrid	4.0%	7.4%	$43.8	13.1%

Total Co.	3.9%	3.2%	$157.9	4.6%

YEAR TO DATE:
Hot Topic	6.8%	0.4%	$237.8	4.2%

Torrid	3.2%	6.9%	$91.6	9.1%

Total Co.	5.8%	2.1%	$329.4	5.5%

* During the first quarter of fiscal 2012, Hot Topic, Inc. began including internet sales in the computation of comparable sales. All prior year comparable sales results have been adjusted.

The company increased its second quarter guidance to a loss per share in the range of $0.02 to $0.03 per share. Previous guidance for the company was a loss per share in the range of $0.04 to $0.06 per share based upon a comp sales increase in the low to mid-single-digit percentage range.

Lisa Harper, Chairman of the Board and CEO, said, “We are pleased with our progress in the fashion apparel category and we continue to make solid gains in licensing at Hot Topic. At Torrid we are delighted to report that our new Torrid locations in strip centers are exceeding our internal expectations and that our strategy of moving to a vertical sourcing model has positioned us for strong margin gains. In addition we feel strongly that we ended the second quarter with the right merchandise assortment and that our inventory levels are on plan as we enter the back half of 2012.”

The company issued third quarter earnings guidance (13 weeks ending October 27, 2012) in the range of $0.08 to $0.10 per share, as compared to earnings per share of $0.07 last year. This guidance is based upon a comp sales increase in the low-single-digit percentage range. The company also issued fourth quarter earnings guidance (14 weeks ending February 2, 2013) in the range of $0.23 to $0.27 per share, as compared to earnings per share of $0.21 last year. This guidance is based upon a comp sales increase in the low to mid-single-digit percentage range.

For more detailed information relating to second quarter sales, please call 626-709-1209 to listen to a recorded commentary.

A conference call to discuss second quarter results, business trends, guidance and other matters is scheduled for August 15, 2012 at 4:30 PM (ET). The conference call number is 800-510-9836, pass code “Hot Topic”, and will be accessible to all interested parties. It will also be webcast on the company’s Investor Relations website located at http://investorrelations.hottopic.com. A replay of the conference call will be available at 888-286-8010, pass code 73585505, for approximately two weeks. In addition, a webcast replay of the conference call will be available on the company’s Investor Relations website for approximately two weeks.

Hot Topic, Inc. is a mall and web based specialty retailer operating the Hot Topic and Torrid concepts. Hot Topic offers music/pop culture-licensed and music/pop culture-influenced apparel, accessories, music and gift items for young men and women. Torrid offers apparel, lingerie, shoes and accessories designed for various lifestyles for young plus-size women. As of July 28, 2012, the company operated 620 Hot Topic stores in all 50 states, Puerto Rico and Canada, 171 Torrid stores, and Internet stores hottopic.com and torrid.com.

This news release contains forward-looking statements, which may include statements relating to financial results, guidance, store and online operations (including closures, remodels and relocations), projections, financial performance including cost reductions and changes in business operations, and related matters. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, fluctuations in sales and comparable sales results, music, license and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, technology and other risks associated with Internet sales, the effect of negative conditions in the economic environment (including global capital and credit markets), the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic, relationships with mall developers and operators, relationships with our vendors, litigation proceedings and contingent liabilities, as well as other risks detailed in the company’s SEC reports including its Annual Report on Form 10-K for the year ended January 28, 2012, and its Quarterly Reports on Form 10-Q. Historical results achieved are not necessarily indicative of the future prospects of the company, and actual results or circumstances could differ materially from the forward-looking statements.

CONTACT:
Hot Topic, Inc.
Investor Contacts:
Jim McGinty, CFO 626-839-4681 x2675
George Wehlitz, VP Finance 626-839-4681 x2174
or
Media Contact:
Jennifer Vides, 626-839-4681 x2970